Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-147732, Form S-8 No. 333-151679) of First Advantage Bancorp of our report dated March 4, 2011, relating to our audit of the consolidated financial statements, which appear in this Annual Report on Form 10-K of First Advantage Bancorp for the year ended December 31, 2010.

Memphis, Tennessee
March 4, 2011